Q-2 2011Results

Cautionary Note About Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading ‘Risk Factors’ in our Annual Report on Form 10-K for the year ended Dec. 31, 2010.  Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Q-2 2011 Highlights

Revenue growth of 12% Growth across most industry groups and geographic regions Operating income growth of 30% Expanding light-industrial footprint with acquisition of A-1 Staffing Purchased nearly 1.2 million shares of common stock starting in Q2 through July 27, 2011; new authorization of $75 million approved

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

Financial Summary

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

**Q-2 2010 Net Income includes an income tax benefit of $1.3 million, or $0.03 per diluted share.

Dollar amounts in millions. Some amounts may not sum due to rounding.

*See disclosure and reconciliation of EBITDA to net income on page 5 of this document.

Reconciliation of EBITDA to Net Income

*EBITDA is a non-GAAP financial measure which excludes interest, income taxes, depreciation and amortization from net income. EBITDA is a key measure used by management in evaluating performance. EBITDA should not be considered a measure of financial performance in isolation or as an alternative to net income in the Statement of Operations in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies.

**Q-2 2010 includes an income tax benefit of $1.3 million.

Amounts in millions. Some amounts may not sum due to rounding.

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

Revenue Trends

* May 2011 revenue growth would have been 13% excluding large industrial project in May 2010;   acquisition growth contributed 1% of revenue growth in June 2011 and .4% in Q-2 2011; Q-3 2011 revenue growth forecast based on midpoint estimate issued July 27, 2011.

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

12.4%

17%

6%

14%

6

14.4%

17%

Note: All measurements are compared to same period a year ago.

Gross Margin Change

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

SG&A Expense Change

TrueBlue™ (NYSE:TBI) 2011 Q2 Results

Closing Comments

Successful specialized vertical market approach The right investments in talent to facilitate revenue growth We expect Q3 revenue growth to accelerate to about 17% in comparison with Q2 revenue growth of 12%

TrueBlue™ (NYSE:TBI) 2011 Q2 Results